January 17, 2001

Security Growth and Income Fund
700 Harrison Street
Topeka, KS 66636-0001

Dear Sir/Madam:

In  connection  with the  registration  under the  Securities  Act of 1933 of an indefinite  number of shares of common stock of Security  Growth and Income Fund
(the "Company"), I have examined such matters as I have deemed necessary to give this opinion.

On the basis of the  foregoing,  it is my opinion that the shares have been duly authorized  and, when paid for as  contemplated  by the  Company's  Registration
Statement, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

CHRIS SWICKARD

Christopher D. Swickard, Esq.
Assistant Secretary
Security Growth and Income Fund